Exhibit (d)(y)(1)
AMENDMENT NO. 1 TO THE PORTFOLIO MANAGEMENT AGREEMENT
     The Portfolio Management Agreement (the “Agreement”) first made the 1st day of May, 2008 by and among Pacific Life Fund Advisors LLC, a Delaware limited liability company (“Investment Adviser”), Pacific Select Fund, a Massachusetts business trust (“Fund”), and Analytic Investors, LLC, a Delaware limited liability company (“Analytic”), is hereby amended to add the provisions set forth below (the “Amendment”), which is made this 30th day of June, 2008. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.
     WHEREAS, the Fund is registered with the Securities and Exchange Commission as an open-end management investment company;
     WHEREAS, the Fund offers shares in several Portfolios, one of which is designated the Long/Short Large-Cap Portfolio;
     WHEREAS, pursuant to the Agreement, Investment Adviser and the Fund have appointed Analytic as Portfolio Manager to the Long/Short Large-Cap Portfolio and Analytic has accepted such appointment; and
     WHEREAS, the Investment Adviser, Analytic and the Fund desire to amend the Agreement in accordance with the provisions set forth in this Amendment;
     NOW THEREFORE, In consideration of the renewal of the premises, the promises, and the mutual covenants contained in the Agreement and the good and valuable consideration paid in connection with the Agreement, the receipt and sufficiency of which are hereby acknowledged, the Fund, Investment Adviser and Analytic hereby agree that the Agreement is amended and supplemented as follows:
1.	Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the following:
See attached Exhibit A

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers designated below on the day and year first above written.

PACIFIC SELECT FUND

By: /s/ Howard T. Hirakawa Name: Howard T. Hirakawa
Title: Vice President

PACIFIC LIFE FUND ADVISORS LLC

By: /s/ Howard T. Hirakawa Name: Howard T. Hirakawa	By: /s/ Audrey L. Milfs Name: Audrey L. Milfs
Title: Vice President	Title: Vice President & Secretary

ANALYTIC INVESTORS, LLC

By: /s/ Marie Nastasi Arlt Name: Marie Nastasi Arlt
Title: Chief Operating Officer

EXHIBIT A
PACIFIC SELECT FUND
FEE SCHEDULE
Effective: May 1, 2008
Portfolios [Segment]:      Long/Short Large-Cap
     The Investment Adviser will pay to the Portfolio Manager a monthly fee based on an annual percentage of the average daily net assets of the Segment of the Long/Short Large-Cap Portfolio according to the following schedule:
Rate%     Break Point (assets)
0.45% on the first $100 million
0.40% on the excess over $100 million
     Reserved capacity: $1 billion (to be determined on a net cash flow basis into the account).
     The fee for services shall be prorated for any portion of a year in which the Agreement is not effective.